Exhibit 99.1

Kroger Reports Record Second Quarter Results
Q2 EPS of $0.44; Raises 2015 EPS Guidance to $1.92 to $1.98
ID Sales Up 5.3% Without Fuel; Raises 2015 ID Sales Guidance to 4.0% to 5.0%

Second Quarter 2015 Highlights:

•                  Achieved 47th consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Leveraged operating expenses as a rate of sales due to strong cost controls and identical supermarket sales growth

CINCINNATI, September 11, 2015 — The Kroger Co. (NYSE: KR) today reported net earnings of $433 million, or $0.44 per diluted share, and identical supermarket sales growth, without fuel, of 5.3% in the second quarter of fiscal 2015.

Net earnings in the same period last year were $347 million, or $0.35 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“We are pleased with our second quarter performance. Our core food business continued its strong performance and we benefitted from fuel margins that expanded throughout the quarter.

“Our team of associates continues to drive our Customer 1st strategy by taking care of our customers in big and small ways. We continue to earn customer loyalty and gain market share.

“We are investing to grow our business for the future while delivering on our promises today. For example, our stores are hiring to fill 20,000 new, permanent jobs and we are expanding our digital and ecommerce offerings. Our confidence in Kroger has never been stronger.”

Details of Second Quarter 2015 Results

As a result of lower retail fuel prices, total sales increased 0.9% to $25.5 billion in the second quarter compared to $25.3 billion for the same period last year. Total sales, excluding fuel, increased 5.7% in the second quarter over the same period last year.

Kroger recorded a $21 million LIFO charge during the second quarter compared to a $26 million LIFO charge in the same quarter last year.

FIFO gross margin was 21.5% of sales for the second quarter. Excluding retail fuel operations, FIFO gross margin decreased 7 basis points from the same period last year.

Total operating expenses — excluding retail fuel operations — decreased 35 basis points as a percent of sales compared to the prior year.

Second quarter FIFO operating profit, excluding fuel, increased approximately $93 million over the prior year. On a rolling four quarters basis — excluding fuel, the 2014 and 2013 adjustment items, and the contributions to the pension and foundation in the third and fourth quarters of 2014 — the company’s FIFO operating margin increased 20 basis points.

Return on invested capital (ROIC), on a rolling four quarters basis, was 14.24%. The prior year second quarter calculation does not include a full year of Harris Teeter assets and results, so the company is not presenting a comparative number. Kroger continues to expect fiscal 2015 ROIC to increase slightly from the fiscal 2014 result.

Financial Strategy

Kroger’s long-term financial strategy continues to be to use cash flow from operations to repurchase shares, fund its dividend, increase capital investments, and maintain its current investment grade debt rating.

Kroger’s strong financial position allowed the company to return more than $1.0 billion to shareholders through share buybacks and dividends over the last four quarters. During the second quarter, Kroger repurchased 1.1 million common shares for a total investment of $43 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $812 million for the second quarter, compared to $672 million for the same period last year.

The company’s net total debt to adjusted EBITDA ratio decreased to 2.02, compared to 2.32 during the same period last year (see Table 5).

Fiscal 2015 Guidance

Based on its strong year-to-date results, Kroger raised its net earnings per diluted share guidance to a range of $1.92 to $1.98 for fiscal 2015. The previous guidance was $1.90 to $1.95 per diluted share.  This range exceeds the company’s long-term net earnings per diluted share growth rate guidance of 8 — 11%, plus a growing dividend.

Kroger raised its identical supermarket sales growth guidance, excluding fuel, to a range of 4.0% to 5.0% for fiscal 2015.  The previous guidance was 3.5% to 4.5%.

Kroger, one of the world’s largest retailers, employs nearly 400,000 associates who serve customers in 2,623 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 781 convenience stores, 327 fine jewelry stores, 1,350 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

•                  Kroger’s ability to use cash flow to continue to repurchase shares, fund dividends, increase capital investments, and maintain Kroger’s investment grade debt rating could be affected by unanticipated increases in net total debt, Kroger’s inability to generate cash flow at the levels anticipated, and Kroger’s failure to generate expected earnings.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 11, 2015 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Friday, September 11 through Friday, September 25, 2015.

2nd Quarter 2015 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt to Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2015		2014		2015		2014

SALES	$25,539	100.0%	$25,310	100.0%	$58,590	100.0%	$58,271	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	20,065	78.6	20,136	79.6	45,825	78.2	46,201	79.3
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,068	15.9	3,920	15.5	9,422	16.1	9,088	15.6
RENT	155	0.6	166	0.7	370	0.6	383	0.7
DEPRECIATION AND AMORTIZATION	477	1.9	444	1.8	1,097	1.9	1,025	1.8

OPERATING PROFIT	774	3.0	644	2.5	1,876	3.2	1,574	2.7

INTEREST EXPENSE	114	0.5	112	0.4	262	0.5	259	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	660	2.6	532	2.1	1,614	2.8	1,315	2.3

INCOME TAX EXPENSE	227	0.9	182	0.7	557	1.0	456	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	433	1.7	350	1.4	1,057	1.8	859	1.5

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	3	0.0	5	0.0	11	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$433	1.7%	$347	1.4%	$1,052	1.8%	$848	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.44		$0.35		$1.08		$0.85

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	963		970		966		988

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.44		$0.35		$1.06		$0.84

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	977		982		981		1,000

DIVIDENDS DECLARED PER COMMON SHARE	$0.105		$0.083		$0.198		$0.165

Note:                Certain per share amounts and percentages may not sum due to rounding.

Note:                The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                            Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                           LIFO charges of $21 and $26 were recorded in the second quarter of 2015 and 2014, respectively.  For the year to date period, LIFO charges of $48 and $54 were recorded for 2015 and 2014, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 15,	August 16,
	2015	2014

ASSETS
Current Assets
Cash	$268	$248
Store deposits in-transit	934	956
Receivables	1,319	1,174
Inventories	5,548	5,495
Prepaid and other current assets	457	422

Total current assets	8,526	8,295

Property, plant and equipment, net	18,573	17,263
Intangibles, net	736	695
Goodwill	2,307	2,135
Other assets	639	631

Total Assets	$30,781	$29,019

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,527	$1,484
Trade accounts payable	5,261	5,076
Accrued salaries and wages	1,221	1,128
Deferred income taxes	286	248
Other current liabilities	3,068	2,894

Total current liabilities	11,363	10,830

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,744	9,657
Adjustment to reflect fair-value interest rate hedges	(1)	(1)
Long-term debt including obligations under capital leases and financing obligations	9,743	9,656

Deferred income taxes	1,157	1,280
Pension and postretirement benefit obligations	1,460	899
Other long-term liabilities	1,176	1,332

Total Liabilities	24,899	23,997

Shareowners’ equity	5,882	5,022

Total Liabilities and Shareowners’ Equity	$30,781	$29,019

Total common shares outstanding at end of period	965	971
Total diluted shares year-to-date	981	1,000

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,057	$859
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,097	1,025
LIFO charge	48	54
Stock-based employee compensation	95	76
Expense for Company-sponsored pension plans	56	21
Deferred income taxes	(82)	(103)
Other	54	53
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	54	2
Receivables	(26)	(47)
Inventories	92	102
Prepaid and other current assets	235	274
Trade accounts payable	210	194
Accrued expenses	(21)	62
Income taxes receivable and payable	(32)	(47)
Other	(82)	67

Net cash provided by operating activities	2,755	2,592

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,696)	(1,347)
Proceeds from sale of assets	24	18
Other	(38)	16

Net cash used by investing activities	(1,710)	(1,313)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	24	48
Payments on long-term debt	(34)	(26)
Net payments on commercial paper	(347)	(160)
Dividends paid	(181)	(166)
Excess tax benefits on stock-based awards	73	32
Proceeds from issuance of capital stock	74	66
Treasury stock purchases	(628)	(1,221)
Investment in the remaining equity of a noncontrolling interest	(26)	—
Other	—	(5)

Net cash used by financing activities	(1,045)	(1,432)

NET DECREASE IN CASH AND TEMPORARY
CASH INVESTMENTS	—	(153)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	268	401
END OF QUARTER	$268	$248

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,696)	$(1,347)
Payments for lease buyouts	16	28
Changes in construction-in-progress payables	(47)	(63)
Total capital investments, excluding lease buyouts	$(1,727)	$(1,382)

Disclosure of cash flow information:
Cash paid during the year for interest	$279	$282
Cash paid during the year for income taxes	$651	$582

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

INCLUDING FUEL CENTERS	$22,951	$22,659	$52,652	$52,180
EXCLUDING FUEL CENTERS	$19,865	$18,870	$46,065	$43,656

INCLUDING FUEL CENTERS	1.3%	5.3%	0.9%	4.7%
EXCLUDING FUEL CENTERS	5.3%	4.8%	5.5%	4.7%

(a)      Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 15,	August 16,
	2015	2014	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,527	$1,484	$43
Face-value of long-term debt including obligations under capital leases and financing obligations	9,744	9,657	87
Adjustment to reflect fair-value interest rate hedges	(1)	(1)	—

Net total debt	$11,270	$11,140	$130

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	August 15,	August 16,
	2015	2014

Net earnings attributable to The Kroger Co.	$1,932	$1,569
LIFO	141	77
Depreciation and amortization	2,020	1,822
Interest expense	491	474
Income tax expense	1,003	765
Adjustments for pension plan agreements	—	87
Other	(7)	7

Adjusted EBITDA	$5,580	$4,801

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.02	2.32

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2015, The Kroger Co. did not have any adjustment items.  In 2014, these items included charges related to the restructuring of certain pension obligations.

	SECOND QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$433	$347	$1,052	$848

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	—	56

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEM ABOVE	$433	$347	$1,052	$904

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.44	$0.35	$1.06	$0.84

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	—	0.06

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE	$0.44	$0.35	$1.06	$0.90

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	977	982	981	1,000

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustment for the pension plan agreements was $87.

(c)          The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended August 15, 2015.

Rolling Four Quarters Ended
August 15,
2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,439
LIFO charge	141
Depreciation and amortization	2,020
Rent	694

Adjusted operating income on a rolling four quarters basis	$6,294

Denominator (b)
Average total assets	$29,900
Average taxes receivable (c)	(36)
Average LIFO reserve (d)	1,222
Average accumulated depreciation	16,884
Average trade accounts payable	(5,169)
Average accrued salaries and wages	(1,175)
Average other current liabilities (e)	(2,966)
Rent * 8 (f)	5,552

Average invested capital	$44,212

Return on Invested Capital	14.24%

(a)        Represents results for the rolling four quarters ended for the period noted.

(b)        Represents the average of amounts at the beginning and end of the rolling four quarters period presented.

(c)         Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)        LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)         The calculation of average other current liabilities excludes accrued income taxes.

(f)          The factor of eight estimates the hypothetical capitalization of our operating leases.